NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Investor Inquiries	Media

	StemCells, Inc. Megan Meloni (650) 475-3105	Russo Partners Ian Stone (619) 528-2220 David Schull (212) 845-4271

STEMCELLS, INC. ADVANCES TO SECOND CLINICAL TRIAL IN BATTEN DISEASE

PALO ALTO, Calif., October 28, 2010 – StemCells, Inc. (NASDAQ: STEM) announced today that it has initiated a second clinical trial of its HuCNS-SC® product candidate (purified human neural stem cells) in neuronal ceroid lipofuscinosis (NCL, also often referred to as Batten disease), a fatal neurodegenerative disorder in children. The trial is designed to evaluate the safety and preliminary efficacy of the cells in patients with either infantile or late infantile NCL. The trial will enroll six patients with less advanced stages of the disease than those who participated in the Company’s first NCL trial. Like the first NCL trial, this second trial is being conducted at Oregon Health & Science University (OHSU) Doernbecher Children’s Hospital, a leading medical center with nationally recognized programs in pediatric neurology and neurosurgery.

“The initiation of this trial represents a key advancement in the evaluation of our human neural stem cells as a potential therapeutic product,” said Stephen Huhn, MD, FACS, FAAP, Vice President and Head of the CNS Program at StemCells, Inc. “In this second trial, we will continue to assess safety, but will also look at certain measurements to evaluate the impact of these cells on disease progression. The trial is designed to enroll patients with less neuronal degeneration, which we believe will enhance the prospect of detecting clinical benefit. The data gathered from this trial will also help us begin to assess possible clinical endpoints for use in a pivotal clinical trial in NCL, and may provide important information about the potential for the use of these cells in other neurodegenerative disorders.”

The trial is being led by Nathan Selden, MD, PhD, FACS, FAAP, Campagna Professor of Pediatric Neurosurgery and head of the Division of Pediatric Neurological Surgery at OHSU Doernbecher Children’s Hospital and OHSU School of Medicine. Dr. Selden was co-principal investigator of the Company’s first NCL trial.

“We are pleased to work with StemCells in the pursuit of an effective therapy for this devastating disease,” stated Dr. Selden. “The first study conducted here at OHSU Doernbecher Children’s Hospital revealed a favorable safety profile for human neural stem cell transplantation directly into the brain. This second trial is an important next step, and may allow us to see evidence of clinical efficacy from the transplanted cells. We look forward to further evaluating the potential of these cells to truly help children facing a desperate illness.”

About the Phase Ib NCL Trial

The Phase Ib trial is designed to further assess the safety and preliminary efficacy of HuCNS-SC cells as a potential treatment for NCL. All patients will be transplanted with HuCNS-SC cells via a neurosurgical procedure, and will be immunosuppressed for nine months. Following transplantation, the patients will be evaluated regularly over a 12-month period in order to monitor and evaluate the safety and tolerability of the HuCNS-SC cells, the surgery, and the immunosuppression. In addition, MRI evaluations will focus on potential measures of effect from the donor cells, including assessing and tracking cerebral volume and unique neuronal metabolites, both of which are negatively impacted by disease progression. As the Company intends to follow the effects of this therapy long-term, a separate four-year observational study will be initiated at the conclusion of this trial. For information on patient enrollment, interested parties may call (503) 418-4495. Additional information about this clinical trial can also be found at www.stemcellsinc.com and www.clinicaltrials.gov.

About Neuronal Ceroid Lipofuscinosis (Batten Disease)

Neuronal ceroid lipofuscinosis (NCL) is a fatal lysosomal disorder that afflicts infants and young children. The disorder, often referred to as Batten disease, is caused by genetic mutations, and children who inherit the defective gene are unable to produce enough of an enzyme that processes cellular waste substances that accumulate in a part of cells known as the lysosome. Without the enzyme, the cellular waste builds up, and eventually the cells cannot function and die. Children with NCL appear healthy when born, but as their brain cells die, they begin to suffer seizures and progressively lose motor skills, sight and mental capacity. Eventually, they become blind, bedridden and unable to communicate or function independently. There currently is no effective treatment for the disease. The infantile and late infantile forms of NCL are caused by different genetic mutations. As the names imply, the two forms begin to afflict patients at different stages of infancy, but both have similar disease progression and outcomes.

StemCells has shown in preclinical studies that its HuCNS-SC cells produce the enzyme missing in NCL and protect neurological function. The Company’s clinical development strategy in NCL may also provide important information on the applicability of HuCNS-SC cells for other lysosomal storage disorders that affect the central nervous system, as well as for a broad range of other neurological diseases.

About HuCNS-SC Cells

StemCells’ lead product candidate, HuCNS-SC cells, is a highly purified composition of human neural stem cells that are expanded and stored as banks of cells. The Company’s preclinical research has shown that HuCNS-SC cells can be directly transplanted in the central nervous system. The transplanted cells are able to engraft, migrate, differentiate into neurons and glial cells, and possess the ability to survive long term with no sign of tumor formation or adverse effects. Because the transplanted HuCNS-SC cells have been shown to engraft and survive long-term, this suggests the possibility of a durable clinical effect following a single transplantation.

StemCells has completed a Phase I clinical trial of its HuCNS-SC cells for the treatment of NCL. Data from this trial demonstrated the clinical safety and tolerability of these cells. The Company continues to follow patients who completed this trial, some of whom are two to three years post-transplant. In addition to its clinical development in NCL, StemCells is currently conducting a Phase I trial of HuCNS-SC cells as a potential treatment for Pelizaeus-Merzbacher Disease (PMD), a fatal myelination disorder in children. HuCNS-SC cells are also in preclinical development for other central nervous system disorders, including spinal cord injury and age-related macular degeneration. The Company is working toward initiating clinical trials in both of these conditions in 2011 and 2012, respectively.

About OHSU Doernbecher Children’s Hospital

OHSU Doernbecher Children’s Hospital is a world-class facility that each year cares for tens of thousands of children from Oregon, southwest Washington and around the nation, including national and international referrals for specialty care. Children have access to a full range of pediatric care, not just treatments for serious illness or injury, resulting in more than 147,000 outpatient visits, discharges, surgeries and pediatric transports annually. In addition, nationally recognized physicians ensure that children receive exceptional care at OHSU Doernbecher, including outstanding cancer treatment, specialized neurology care and highly sophisticated heart surgery in the most patient- and family-centered environment. Pediatric experts from OHSU Doernbecher travel throughout Oregon and southwest Washington to provide specialty care to some 3,000 children at more than 150 outreach clinics in 13 locations.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of stem cell therapeutics and tools for use in stem cell-based research and drug discovery. In its therapeutic product development programs, StemCells is targeting diseases of the central nervous system and liver. StemCells’ lead product candidate, HuCNS-SC® cells (purified human neural stem cells), is in clinical development for the treatment of two fatal neurodegenerative disorders that primarily affect young children. StemCells also markets specialty cell culture products under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and drug development. Further information about StemCells is available at www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the potential of the Company’s therapies to treat NCL and other serious neurodegenerative diseases; the prospects associated with measuring clinical benefit, successfully completing the Phase Ib NCL trial, and pursuing future clinical trials in NCL, including a pivotal trial in NCL or in another indication; and the future business operations of the Company, including its ability to conduct clinical trials as well as its other research and product development efforts. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including the fact that additional trials will be required to demonstrate the safety and efficacy of the Company’s HuCNS-SC cells for the treatment of any disease; uncertainty as to whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in NCL, PMD, or in future clinical trials of proposed therapies for other diseases or conditions given the novel and unproven nature of the Company’s technologies; uncertainties regarding the ability of preclinical research, including research in animal models, to accurately predict success or failure in clinical trials; uncertainties regarding the Company’s ability to recruit the patients required to conduct this clinical trial or to obtain meaningful results based on the limited number of patients expected to be enrolled; the fact that results obtained in any clinical trial in NCL may not be predicative of results that would be obtained in regard to other lysosomal storage disorders or other CNS conditions; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding the Company’s ability to commercialize a therapeutic product and its ability to successfully compete with other products on the market; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in its subsequent reports on Form 10-Q and Form 8-K.

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